Exhibit 99

PRESS RELEASE	For Immediate Release
MGM MIRAGE COMPLETES SALE OF LAUGHLIN PROPERTIES
TO A GROUP LED BY ANTHONY MARNELL III
     Las Vegas, June 1, 2007 — MGM MIRAGE (NYSE: MGM) announced today that it has completed its previously announced sale of the Colorado Belle and Edgewater hotel-casinos located in Laughlin, Nevada, to a group led by Anthony Marnell III for $200 million.
     On a combined basis, these two properties contain some 2,500 guest rooms and over 100,000 square feet of casino space featuring approximately 2,200 slot machines and 70 gaming tables. MGM MIRAGE acquired these properties in April 2005 as part of its acquisition of Mandalay Resort Group.
     Anthony Marnell III is the Chairman and CEO of M Resorts. Marnell and his management team are partnered with Sher Gaming, LLC, led by Ed Sher, on this transaction. On June 1, 2006, a Marnell-Sher partnership bought the Saddle West Hotel and Casino in Pahrump, Nevada. Further information on the Marnell-led group can be obtained from Greg Wells, President of Austi LLC, at 702-739-2000.
     Banc of America Securities acted as financial advisor to the Marnell group in connection with this transaction.
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     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.
CONTACTS:

Investment Community	Media
JAMES J. MURREN	ALAN M. FELDMAN
MGM MIRAGE	MGM MIRAGE
President, Chief Financial Officer & Treasurer	Senior Vice President of Public Affairs
(702) 693-8877	(702) 891-7147 or afeldman@mirage.com